SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential,for Use of the Commission
Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
Foundry Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 011(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

     On December 16, 2008, Foundry Networks, Inc. (“Foundry”) issued the following press release announcing the completion of the sale of its portfolio of auction rate securities and, based on estimated net proceeds of $38.8 million from the sale, the pricing of its previously announced conditional special dividend payable to Foundry stockholders of record immediately prior to the completion of the merger between Foundry and a wholly owned subsidiary of Brocade Communications Systems, Inc. at approximately $0.249 per share of Foundry common stock:
Foundry Networks Announces Sale of Auction Rate Securities and Estimates Special Merger-Related Dividend
SANTA CLARA, Calif., Dec. 16 — Foundry Networks(TM), Inc. (Nasdaq: FDRY), announced today that it has completed the sale of its portfolio of auction rate securities. Based on estimated net proceeds of $38.8 million from the sale, Foundry anticipates that the previously announced conditional special cash dividend payable to Foundry stockholders of record immediately prior to the completion of the merger between Foundry and a wholly owned subsidiary of Brocade Communications Systems, Inc will be approximately $0.249 per share of Foundry common stock.
As previously announced, the dividend will be calculated based on Foundry’s fully diluted share count using the treasury stock method as of the time of the completion of the merger. Therefore the final dividend amount can only be calculated at that time.
Foundry will convene a special meeting of its stockholders on December 17, 2008 to consider the proposed merger with Brocade. The parties anticipate that the merger will, subject to satisfaction of closing conditions, be completed in the period between the special meeting and the end of the calendar year.
The special dividend is scheduled to be paid on the date on which the merger is completed. If the pending merger is not completed, Foundry will not pay the special dividend.
Cautionary Statement
This press release contains statements that are forward-looking in nature, including statements regarding the estimated amount of the conditional special dividend and the expected schedule for the completion of the proposed merger. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties. The risks include, but are not limited to, the risk that the pending merger with Brocade under the amended terms and conditions may not close. Foundry does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

About Foundry Networks
Foundry Networks, Inc. is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions, including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, metro routers and core routers. Foundry’s customers include the world’s premier ISPs, metro service providers, and enterprises, including e-commerce sites, universities, entertainment, health and wellness, government, financial and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit http://www.foundrynet.com.
Additional Information
In connection with the proposed transaction, Foundry has filed a revised proxy statement with the SEC. Investors and security holders are urged to read the revised proxy statement as it contains important information about the proposed transaction. Investors and security holders may obtain free copies of this and other documents filed with the SEC at the SEC’s web site at http://www.sec.gov and by contacting Foundry Investor Relations at (408) 207-1399. Investors and security holders may obtain free copies of the documents filed with the SEC on Foundry’s website at http://www.foundrynet.com/company/ir/ or the SEC’s website at http://www.sec.gov.
Foundry and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Foundry in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction has been included in the proxy statement described above. Additional information regarding the directors and executive officers of Foundry is also included in Foundry’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2008.